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                                                                     EXHIBIT 8.1

                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                   404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com




PHILIP C. COOK                                         DIRECT DIAL: 404-881-7000

                                 June 3, 1998

                               FORM OF TAX OPINION


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Capital Savings Bancorp, Inc.
425 Madison Street
Jefferson City, Missouri  65101

      Re:   Plan of Merger Involving Union Planters Corporation and Capital
            Bancorp

Ladies and Gentlemen:

      We have acted as counsel to Union Planters Corporation ("UPC"), a corporation organized and existing under the laws of Tennessee, in connection with the proposed merger (the "Merger") of Capital Savings Bancorp, Inc. ("Capital"), a corporation organized and existing under the laws of Delaware with and into Union Planters Holding Corporation ("UPHC"), a wholly-owned, first-tier subsidiary of UPC organized under the laws of Tennessee, pursuant to the Agreement and Plan of Reorganization by and between Capital and UPC made and entered into as of November 25, 1997 (the "Agreement"). All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Merger, and as more fully described in the Agreement, each share of Capital Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a certain specified number of shares of UPC Common Stock. Each share of UPC Common Stock issued pursuant to the Merger will be accompanied by a UPC Right.

      In our capacity as counsel to UPC, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger. In rendering this opinion, we have examined such documents as we deemed appropriate, including the Agreement;

                                                       601 Pennsylvania
  1211 East Morehead                                     Avenue, N.W.
        Street           3605 Glenwood Avenue,       North Building, 11th
  P. O. Drawer 34009           Suite 310                    Floor
    Charlotte, NC          P. O. Drawer 31107           Washington, DC
      28234-4009         Raleigh, NC 27622-1107           20004-2601
     704-331-6000             919-420-2200               202-756-3300
  Fax: 704-334-2014        Fax: 919-881-3175           Fax: 202-756-3333



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Union Planters Corporation
Capital Savings Bancorp, Inc.
June 3, 1998
Page 2

the Registration Statement on Form S-4 filed by UPC with the Securities and Exchange Commission under the Securities Act of 1933, on May 28 1998, as amended, including the Proxy Statement/Prospectus for the Special Meeting of the shareholders of Capital (together the "Registration Statement"); and such additional documents as we have considered relevant. In rendering our opinion, we have assumed that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement.

      In rendering the opinion expressed herein, we have relied, with the consent of Capital and UPC, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificates of Capital and UPC to us dated June 3, 1998, and June 3, 1998, respectively, and have assumed that such certificates are complete and accurate as of the date hereof, and will be complete and accurate as of the Effective Time. Our opinions cannot be relied upon if any of the facts contained in the certificate of Capital or UPC is, or later becomes, inaccurate.

      On the basis of the foregoing, it is our opinion under presently applicable federal income tax law that:

            (1) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of UPC, UPHC and Capital will be a party to the reorganization within the meaning of Section 368(b) of the Code.

            (2) No gain or loss will be recognized by Capital, UPC or UPHC as a result of the Merger.

            (3) No gain or loss will be recognized by a shareholder of Capital upon the receipt of UPC Common Stock and UPC Rights solely in exchange for all of his or her shares of Capital Common Stock.

            (4) The basis of the UPC Common Stock received by a shareholder of Capital in the Merger will be the same as the basis of the Capital Common Stock surrendered in exchange therefor less the basis allocated to any fractional share of UPC Common Stock settled by cash payment.

            (5) The holding period of the UPC Common Stock received by a shareholder of Capital (including the holding period of any fractional share interest) will include the holding period of the Capital Common Stock surrendered
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Union Planters Corporation
Capital Savings Bancorp, Inc.
June 3, 1998
Page 3

      in exchange therefor, provided the Capital Common Stock was held as a capital asset on the date of the exchange.

            (6) The payment of cash in lieu of a fractional share of interest in UPC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by UPC. These cash payments will be treated under Section 302(a) of the Code as having been received as distributions in full payment in exchange for the fractional shares of UPC Common Stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

      Our opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion does not address the tax consequences applicable to special classes of taxpayers including, without limitation, shareholders of Capital who hold their stock other than as a capital asset, non-U.S. shareholders, tax exempt entities and persons who acquired the Capital stock as compensation. Our opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example, any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law.

      We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Certain Federal Income Tax Consequences of the Merger" and "Description of the Transactions--Certain Federal Income Tax Consequences of the Merger" and to the filing of the opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    ALSTON & BIRD LLP


                                    By:/s/ PHILIP C. COOK
                                       -------------------------
                                       Philip C. Cook, Partner


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